Exhibit 7




                                A L L I A N C E
                                ---------------
                              Financing Group Inc.
                              --------------------
                            www.YourFinanceSource.com
                            -------------------------


June 4, 2002

Microsource Online Inc.
4390 Paletta Crt.
Burlington, Ontario
L7L 5R2
Attention Mr. Bruce Frankel

                   Re: The Microsource Online Leasing Program
                   ------------------------------------------

Dear. Mr. Frankel,

The following Agreement outlines our understanding of the proposed relationship between Alliance Financing Group Inc. ("Alliance") and Microsource Online Inc.


SECTION 1.  GENERAL
-------------------

Microsource Online Inc.
-----------------------

Microsource Online Inc. ("You" or "Your") is the owner of the microsourceonline.com B2B website (the "website"). You market computers and computer components (the "Equipment") on behalf of participating hardware and software manufacturers and distributors to resellers (the "Resellers") through the website and through other marketing methods. You desire to establish a Lease Financing program (the "Program") to assist these resellers in the sale of the Equipment and certain related products to their end-user customers (the "Customer").


Alliance Financing Group Inc.
-----------------------------

Alliance is a Canadian based financial company that engages in the origination and facilitation of leasing and other financing transactions. As such, Alliance maintains established, contractual relationships with some of the top lease underwriting institutions in Canada and internationally, as well as selected private financing sources (collectively, the "Funders"). These relationships allow Alliance to originate and facilitate financing transactions for Established and New Businesses of all types, Governments and Government Agencies, as well as Institutions. The diverse sources of funding available to Alliance allow Alliance to maintain a very high credit approval ratio while providing very competitive rates.


Nature of Relationship
----------------------

You have selected Alliance to administer the Program on Your behalf, in such manner as is set out in the terms below. In general, while maintaining our independence as separate entities, You and Alliance will work together to help Your Resellers increase sales of the Equipment by providing financing options to the Reseller's Customers.

Term and Renewal
----------------

This Agreement will commence on June 14, 2002 and will continue for an initial
                                -------  ----
term of one year. The Agreement will automatically renew for successive terms of one year, unless cancelled by either party. Either You or Alliance may cancel this Agreement at any time upon ninety (90) days written notice to the other party.


SECTION 2.  PROGRAM ADMINISTRATION
----------------------------------

General
-------

Alliance is committed to providing You and Your Resellers with the highest degree of service. Alliance and You recognize the many benefits inherent in a Reseller's offering of financing to a prospective customer. These include: more and bigger sales, a shortened sales cycle, repeat business and future add-ons, equipment trade-ins and upgrades, expedited payment of the full invoice price to the Reseller, no charge backs to the Reseller, and others.

Alliance will assist You and Your Resellers by handling all aspects of the lease transaction, including:

     o    helping the Reseller make and present quotations
     o    answering customer's questions,
     o    assisting in the completion of credit applications
     o    processing credit applications
     o    informing the Reseller (and customer if required) of credit approvals
     o    preparing and delivering all financing documents
     o    answering any questions the customer has about the transaction
     o    advising the Reseller and customer on how to execute the documents
     o    providing instructions to the Reseller regarding invoicing
     o    delivering payment to the Reseller


Marketing Materials
-------------------

Alliance will develop, with input from You, Reseller marketing and information packages which describes the Program, and which will contain various marketing materials such as tent cards, shelf talkers, and other point of sale aids.


On-Line Financing Tools
-----------------------

Alliance has developed a suite of on-line financing tools which will be made available to You and Your Resellers, through a private labelled area of Your website. The tools include:

     o    real-time financing quotations
     o    on-line credit applications
     o    generic information about leasing and financing
     o an email contact form to request information or assistance from an Alliance representative
     o notification facility to notify You via email upon receipt of each credit application that was entered on-line


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            HEAD OFFICE: 11-55 Administration Dr. Vaughan, ON L4K 4G9
           (905) 660-3660 Toll Free: (877) 660-3660 Fax (905) 660-3078

Rates
-----

Alliance will provide You with a competitive Rate Chart for use by Your Resellers. While every effort will be made by Alliance to maintain stable rates, such rates will be updated from time to time based upon fluctuation in Alliance's cost of funds.


Reseller Approval
-----------------

Any Reseller that wishes to participate in the Program will be required to submit a completed Vendor Program Application to Alliance. Alliance and/or its Funders reserve the right to decline any Reseller for participation in the Program. Resellers may be required to enter into a separate Vendor Program Agreement with Alliance.


Customer Credit Types
---------------------

Alliance is uniquely positioned to arrange financing for most types of credit profiles. Depending on the customer's length of time in business, its industry sector, and its overall credit rating, a particular financing transaction may have to be structured in a manner which is different than that proposed in the standard Rate Chart in order to secure the credit approval. This structuring may include: higher or lower rates, a different term, a different buyout option, down payment (made to the Reseller or to the Funder), or other credit enhancements such as personal guarantees.

In all cases, Alliance will work on a best-efforts basis with the customer and the Reseller to arrange a financing transaction that is acceptable to all parties.


Credit Approval
---------------

Your Reseller will submit completed credit applications, via fax or on-line, together with any other information relating to the proposed transaction directly to Alliance. Alliance will use its best efforts to review all applications, secure any other information required from the Reseller or customer, and arrange for credit approval. Alliance will endeavour to provide a credit turnaround time of 24 hours or less, and will supply the Reseller with either a credit decision or an update on the application's status within 24 hours of the receipt of a completed application.

Upon securing a credit approval, Alliance will provide a written credit approval notification to the Reseller via fax or email. Such credit approval notification will clearly identify any and all conditions of the application's approval. Note that credit approvals are in most cases open for a maximum of 30 days (but may be extended if required) and may be withdrawn by Alliance due to any material adverse change in circumstances.


Documentation
-------------

Alliance will prepare all financing and related documents and will deliver via courier, fax or email these documents to the Reseller or the Customer for completion.


Invoicing
---------

Upon receipt of correctly executed documentation by Alliance, Alliance's funding department will notify the Reseller and will provide invoicing instructions to the Reseller at that time.

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            HEAD OFFICE: 11-55 Administration Dr. Vaughan, ON L4K 4G9
           (905) 660-3660 Toll Free: (877) 660-3660 Fax (905) 660-3078

Transaction Funding
-------------------

Reseller's invoice will be paid directly to the Reseller. Cheques will generally be prepared within 24 - 72 hours from receipt of properly executed, original documents, and will be couriered to the Reseller at Alliance's expense.


Exclusive Arrangement
---------------------

During the term of this arrangement between You and Alliance, You agree to utilize the services of Alliance on an exclusive basis to administer the Program and will furthermore encourage all of Your Resellers to utilize the Program.


Commissions
-----------

During the tens of this arrangement between You and Alliance, Alliance shall pay You commissions as follows on all funded transactions

     Capital Cost of Transaction          Commission Payable to You
           (before taxes)
     ---------------------------     -----------------------------------
     up to $10,000                   3% of Capital Cost
     $10,001. and up                 20% of Alliance's gross fee on the
                                     transaction

Alliance shall pay to You, 10 days after the end of each calendar month, Your cumulative unpaid Commission fees earned provided that this sum at the end of such calendar month is at least $250. If the unpaid Commission balance at the end of any given calendar month is less than $250, payment of such Commission balance will be postponed until the next succeeding month where the total Commission balance is at least $250. Cumulative unpaid Commission fees earned but not paid will be paid in full 30 days following the end of the fiscal month following expiration of the Term.

Alliance shall provide to You, on an ongoing basis, a confidential summary of Commission fees earned along with the number and sum of the funded amount ("Funded Amount") of all transactions approved and funded by Alliance.

Alliance shall provide You, 10 days after the end of each calendar month, with a monthly report listing all applicants, by status of transaction.

In the event that this arrangement between You and Alliance is terminated by Alliance, Alliance agrees to pay Commission fees to you as set out above, for a period of one (1) year from the effective date of termination- In the event that this arrangement between You and Alliance is terminated by You, You agree that Alliance will have no further obligation to pay Commission fees to you for any transactions that originate through the Program after the effective date of termination. Alliance will however be obligated to pay You Commission fees on all funded transactions that originated through the Program before the effective date of termination


Volume Target
-------------

During the term of this arrangement between You and Alliance, You agree to work on a best efforts basis towards achieving the following volume of booked and funded transactions: $ 5,000,000 of booked and funded transactions on an annual
                      -----------
basis.



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            HEAD OFFICE: 11-55 Administration Dr. Vaughan, ON L4K 4G9
           (905) 660-3660 Toll Free: (877) 660-3660 Fax (905) 660-3078

Confidentiality
---------------

Alliance will treat the Program and all information pertaining to it, or to You, Your Resellers and the Resellers' customers as strictly confidential.


Your Rights and Obligations.
----------------------------

You have the non-exclusive right to:

     a. establish a private labelled leasing and financing link to www.yourfinancesource.com or other Alliance internet pages as
          -------------------------
          applicable; and

     b. use, without any modification whatsoever, www.yourfinancesource.com and Alliance logos only to the extent necessary to carry out the purposes of this Agreement, however no such use shall confer upon You any other right in or to wwww.yourfinancesource.com,
                                   --------------------------
          www.alliancefinancing.com and Alliance's logo(s) which shall remain
          -------------------------
          the exclusive property of Alliance. In addition, this Agreement does not grant You the right to use www.yourfinancesource,
                                         ---------------------
          www.alliancefinancing.com or Alliance's logo(s) on any website or
          -------------------------
          otherwise in any circumstance deemed by Alliance in its sole discretion to be inappropriate.


Miscellaneous
-------------

     a. This Agreement is governed by the laws of the Province of Ontario, Canada. TO THE EXTENT PERMITTED BY LAW, WE EACH HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO THE ADJUDICATION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT.

     b. Alliance is under no obligation whatsoever to approve or fund any lease or loan transaction arising from an application or request pursuant to the performance of this Agreement.

     c. Neither party has made or given any representation, warranty or assurance to the other party regarding the amount of revenue that may or will be generated by the performance of this Agreement.

     d. You agree that You are an independent contractor under this Agreement. This Agreement does not create a partnership, an agency relationship or any other fiduciary relationship between You and Alliance. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than You and Alliance and our permitted successors and assigns.

     e. This Agreement is Alliance's entire agreement with You with respect to the Program. The rights and obligations under this Agreement may not be assigned by You without the prior written consent of Alliance.

     f. In the event Alliance pursuant to Section 3(b) above informs You by written notice that Your use of www.yourfinancesource.com,
                                          -------------------------
          www.alliancefinancing.com or Alliance's logo(s) is inappropriate, You
          -------------------------
          hereby agree to take all action necessary to immediately discontinue or cause the discontinuance of the use specified in such notice.

     g. EXCEPT AS SET FORTH IN THIS AGREEMENT, YOU AND ALLIANCE HEREBY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN

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            HEAD OFFICE: 11-55 Administration Dr. Vaughan, ON L4K 4G9
           (905) 660-3660 Toll Free: (877) 660-3660 Fax (905) 660-3078

          CONNECTION WITH THIS AGREEMENT AND THE TECHNOLOGY USED BY YOU OR ALLIANCE TO PERFORM THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT. NEITHER YOU OR ALLIANCE WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     h. Regulatory Agencies. Your operating practices, procedures and records maintained and produced pursuant to this Agreement may be subject to examination by such Federal, state/provincial, or other governmental regulatory agencies as may have jurisdiction over Alliance's business to the same extent as such operating practices, procedures and records would be subject if maintained by Alliance on its own premises.

If the above terms correctly address Your understanding of the relationship between Microsource Online Inc. and Alliance Financing Group Inc., please indicate Your acceptance below,


Sincerely,

ALLIANCE FINANCING GROUP INC.
Per:



-------------------------------
M. Scott Hinsperger, Exec. V.P.
Alliance Financing Group Inc.



Accepted this 14 day of June, 2002.
              --        ----  ----


MICROSOURCE ONLINE INC.

Per:   /s/ Bruce Frankel


Bruce Frankel, COO
------------------------
Name & Title











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            HEAD OFFICE: 11-55 Administration Dr. Vaughan, ON L4K 4G9
           (905) 660-3660 Toll Free: (877) 660-3660 Fax (905) 660-3078